Exhibit 10.3
CANADIAN PLEDGE AND SECURITY AGREEMENT
dated as of March 16, 2006
between
EACH OF THE GRANTORS PARTY HERETO
and
WACHOVIA CAPITAL FINANCE CORPORATION (CANADA),
as the Canadian Agent

-ii-

		PAGE

SECTION 8 CANADIAN AGENT		33

SECTION 9 CONTINUING SECURITY INTEREST; TRANSFER OF LOANS		34

SECTION 10 STANDARD OF CARE; CANADIAN AGENT MAY PERFORM		34

SECTION 11 MISCELLANEOUS		35

SCHEDULE 4.1	GENERAL INFORMATION

SCHEDULE 4.2	LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4	INVESTMENT RELATED PROPERTY

SCHEDULE 4.6	DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.10	INTELLECTUAL PROPERTY

EXHIBIT A	PLEDGE SUPPLEMENT

     This CANADIAN PLEDGE AND SECURITY AGREEMENT, dated as of March 16, 2006 (this “Agreement”), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and WACHOVIA CAPITAL FINANCE CORPORATION (CANADA), as Canadian Agent for the Canadian Secured Parties (as herein defined) (together with its permitted successors in such capacity, the “Canadian Agent”).
RECITALS:
     WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Easton-Bell Sports, Inc., a Delaware corporation (the “Company”), RBG Holdings Corp., a Delaware corporation, certain Affiliates of the Company, as Canadian Borrowers, certain Affiliates of the Company, as U.S. Guarantors, certain Affiliates of the Canadian Borrowers, as Canadian Guarantors, the Lenders party thereto from time to time, Wachovia Bank, National Association, as Administrative Agent and Collateral Agent and Wachovia Capital Finance Corporation (Canada), an Ontario corporation, as Canadian Agent; and
     WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Credit Agreement each Grantor has agreed to grant security in respect of the Canadian Obligations under the Credit Documents as set forth herein.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Canadian Agent agree as follows:
SECTION 1
DEFINITIONS
1.1 General Definitions
     In this Agreement, the following terms shall have the following meanings:
     “Account Debtor” shall mean each Person who is obligated on a Receivable.
     “Accounts” shall mean all “accounts” as such term is defined in the PPSA, and shall include all rights and entitlements of each Grantor to payment for goods sold or leased or for services rendered, which are not evidenced by Instruments or Chattel Paper, and whether or not earned by performance.
     “Additional Grantors” shall have the meaning assigned in Section 5.2.
     “Agreement” shall have the meaning set forth in the preamble.
     “Annual Reporting Date” shall mean the date on which annual financial statements are delivered by the Company pursuant to Section 5.1(a) of the Credit Agreement.

     “Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.
     “Bankruptcy Code” shall mean the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) as now and hereafter in effect, or any successor statutes.
     “Canadian Agent” shall have the meaning set forth in the preamble.
     “Canadian Secured Parties” shall mean the Canadian Lenders and the Canadian Agents and shall include, without limitation, all former Lenders and Agents to the extent that any Canadian Obligations owing to such Persons were incurred while such Persons were Canadian Lenders or Canadian Agent and such Canadian Obligations have not been paid or satisfied in full.
     “Chattel Paper” shall mean all “chattel paper” as defined in the PPSA.
     “Collateral” shall have the meaning assigned in Section 2.1.
     “Collateral Account” shall mean any account established by the Canadian Agent.
     “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software, internet, intranet and extranet sites and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
     “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien in such real or personal property.
     “Company” shall have the meaning set forth in the preamble.
     “Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.10 B).
     “Copyrights” shall mean all Canadian copyrights, including but not limited to copyrights in software and databases, whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.10(A), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.
     “Credit Agreement” shall have the meaning set forth in the recitals.

     “Deposit Accounts” shall mean (i) any demand, time, savings, passbook, or similar account maintained with a financial institution that is engaged in the business of banking and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes, bills of exchange, acceptances and Instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.
     “Equipment” shall mean: (i) all “equipment” as defined in the PPSA, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the PPSA) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.
     “Goods” (i) shall mean all “goods” as defined in the PPSA and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the PPSA).
     “Grantors” shall have the meaning set forth in the preamble.
     “Instruments” shall mean all “instruments” as defined in the PPSA, and shall include all promissory notes, drafts, bills of exchange or acceptances.
     “Intangibles” (i) shall mean all “intangibles” as defined in the PPSA, and (ii) shall include, without limitation, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as intangibles under the PPSA).
     “Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.
     “Inventory” shall mean (i) all “inventory” as defined in the PPSA and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the PPSA).
     “Investment Related Property” shall mean all Pledged Equity Interests, Pledged Debt, the Collateral Accounts and certificates of deposit.
     “Lien” shall mean (i) any lien, hypothec mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Pledged Equity Interests, any purchase option, call or similar right of a third party with respect to such Pledged Equity Interests.
     “Material Receivables” is defined in Section 4.3 hereof.
     “Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.10(D).
     “Patents” shall mean all Canadian patents and similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.10(C) hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and re-examinations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
     “Permitted Sale” shall mean those sales, transfers or assignments permitted by the Credit Agreement.
     “Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.
     “Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt”, issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.
     “Pledged Equity Interests” shall mean all Pledged Stock, Pledged Partnership Interests and Pledged Trust Interests.
     “Pledged Partnership Interests” shall mean (as limited by Section 2.2 hereof) all interests in any general partnership, limited partnership, limited liability partnership or other partnership owned by a Grantor, including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.
     “Pledged Stock” shall mean (as limited by Section 2.2 hereof) all shares of Capital Stock owned by such Grantor, including, without limitation, all Capital Stock described on Schedule 4.4(A) under the heading “Pledged Stock”, and the certificates, if any, representing such equity interests and any interest of such Grantor in the entries on the books of the issuer of such equity interests or on the books of any securities intermediary pertaining to such equity interests, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests.
     “Pledged Trust Interests” shall mean (as limited by Section 2.2 hereof) all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.
     “PPSA” shall mean the Personal Property Security Act (Ontario) as in effect from time to time, together with all regulations thereunder.
     “Proceeds” shall mean: (i) all “proceeds” as defined in the PPSA, and (ii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
     “Quarterly Reporting Date” shall mean the date on which quarterly financial statements are delivered by the Company pursuant to Section 5.1(b) of the Credit Agreement.
     “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, Intangible, or Investment Related Property together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support related thereto and all Receivables Records.
     “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, internet, intranet and extranet sites, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.
     “Record” shall have the meaning specified in the PPSA.
     “Secured Obligations” shall have the meaning assigned in Section 3.1.

     “Securities” shall mean any stock, units, shares, partnership interests, membership or limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.10 (F).
     “Trademarks” shall mean all Canadian trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, logos, elements of package or trade dress of goods or services, other source or business identifiers, designs and intangibles of a like nature, all registrations and applications for any of the foregoing, including, but not limited to: (i) the registrations and applications referred to in Schedule 4.10 (E), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
     “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.10(G).
     “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
1.2 Definitions; Interpretation
     All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the PPSA. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. Notwithstanding the foregoing, if there is any right or remedy in favor of the Canadian Agent set out in this Agreement or any part thereof which is not set out or provided for in the Credit Agreement, such additional right or remedy shall not constitute a conflict or inconsistency. To the extent any Grantor is permitted to dispose of the Collateral under the Credit Agreement, no notice or consent shall be required hereunder. All references herein to provisions of the PPSA shall include all successor provisions under any subsequent version or amendment to any Section of the PPSA.
1.3 Schedules
     References to any Schedules hereunder shall refer to the Schedules as attached to this Agreement on the Closing Date as well as to any amendments, supplements or modifications to the information contained in such Schedules, including but not limited to, delivery of written notice by the Company pursuant to Section 5.1(n) of the Credit Agreement and delivery of the annual collateral verification pursuant to Section 5.1(o) of the Credit Agreement.
SECTION 2
GRANT OF SECURITY
2.1 Grant of Security
     Each Grantor hereby grants to each of the Canadian Agent and the Canadian Secured Parties a security interest in and continuing Lien on and pledges and hypothecates up to the amount of Canadian Dollars $24,000,000 with interest thereon at the rate of 25% per annum, all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):
(a)	Accounts;

(b)	Chattel Paper;

(c)	Documents of Title;

(d)	Intangibles;

(e)	Goods, Inventory and Equipment;

(f)	Instruments;

(g)	Intellectual Property;

(h)	Investment Related Property;

(i)	Money;

(j)	Receivables and Receivable Records;

(k)	to the extent not otherwise included above, all Collateral Records and Collateral Support relating to any of the foregoing; and

(l)	to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
2.2 Certain Limited Exclusions
     Notwithstanding anything herein to the contrary, in no event shall the security interest and Lien granted under Section 2.1 hereof attach to (1) (a) any Equipment that is subject to a purchase money lien or capital lease permitted under the Credit Agreement to the extent the documents relating to such purchase money lien or capital lease would not permit such Equipment to be subject to the security interests created hereby or (b) any property for so long as the grant of such security interest (i) is prohibited by any applicable law of any Governmental Authority, or (ii) will constitute or result in the abandonment, invalidation, unenforceability, breach or termination pursuant to the terms of, or a default under, any lease, license, contract or other agreement evidencing or giving rise to such property or, in the case of any Investment Related Property, applicable shareholder or similar agreement, but the Grantor of such security interest and Lien shall hold its interest therein in trust for the Canadian Agent until such time as the consent of the other party to such lease, license, contract or other agreement or shareholder or similar agreement is obtained; provided, further, that such security interest shall attach immediately at such time as the condition or term causing such abandonment, invalidation, unenforceability, breach, termination or default shall be rendered ineffective (by operation of the PPSA or otherwise) or remedied, and to the extent severable, shall attach immediately to any portion of such lease, license, contract or other agreement or shareholder or similar agreement that does not result in any of the consequences specified in (1)(b)(i) or (1)(b)(ii) above; (2) the last day of the term of any lease (but upon the enforcement of the Canadian Agent’s rights hereunder, the Canadian Agent shall stand possessed of such last day in trust to assign the same to any Person acquiring such term); (3) any Consumer Goods; or (4) Capital Stock in any unlimited liability company owned by any Grantor or acquired hereafter.
     Notwithstanding anything contained herein to the contrary, the Grantors shall not be required to take any actions with respect to the property excluded pursuant to this Section 2.2 and none of the representations, warranties and covenants contained herein shall be deemed to apply to any such property.
2.3 Attachment
(1) Each Grantor hereby acknowledges that: (a) value has been given; (b) each Grantor has rights in its Collateral (other than Collateral acquired after the date hereof); and (c) it has not agreed to postpone the time for attachment and that attachment shall occur upon the execution of this Agreement and, in the case of Collateral acquired after the date hereof, when a Grantor has rights therein.

(2) If a Grantor acquires any certificates evidencing Investment Related Property, not already delivered to the Canadian Agent, after the date hereof, such Grantor will, forthwith upon receipt by such Grantor, deliver to the Canadian Agent such certificates and shall duly endorse in blank the same for transfer or deliver the same with a duly executed power of attorney in blank.
2.4 Perfection in Quebec
     To the extent applicable, for the purposes of publication (i.e. perfection) of the pledge and hypothecation provided for herein under the laws of the Province of Quebec, the Investment Related Property shall be delivered by the Grantors to and be held by the Canadian Secured Parties, with the consent of such Grantors, through the Canadian Agent, as agent, mandatary, depositary and custodian of the Investment Related Property for and on behalf of the Canadian Secured Parties. The Canadian Agent hereby acknowledges having received on the date hereof evidence in writing of the pledge and hypothecation created herein, pursuant to the requirements of Article 2705 of the Civil Code of Quebec.
2.5 Designation of Collateral Agent as Agent
     The Canadian Agent may from time to time, without notice to the Grantors, designate the Collateral Agent as its agent for the purpose of holding Investment Related Property.
SECTION 3
SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE
3.1 Security for Obligations
     This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the Bankruptcy Code, all Canadian Obligations with respect to every Grantor (the “Secured Obligations”).
3.2 Continuing Liability Under Collateral
     Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all Canadian Obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Canadian Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Canadian Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Canadian Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests, and (iii) the exercise by the Canadian Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 4
REPRESENTATIONS AND WARRANTIES AND COVENANTS
4.1 Generally
(a)	Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and (x) with respect to clauses (i) and (ix) below on each Credit Date and (y) with respect to all other clauses below, on each Annual Reporting Date, that:
(i)	it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, other than Permitted Liens;

(ii)	it has indicated on Schedule 4.1(A): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number, if any and (z) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if such Grantor is a natural person), and for the one-year period preceding the date hereof has been, located;

(iii)	the full legal name and any French forms of names of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the five (5) years prior to the Closing Date, business under any other name except for those names set forth on Schedule 4.1(B);

(iv)	except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the five (5) years prior to the Closing Date;

(v)	it has not within the five (5) years prior to the Closing Date become bound (whether as a result of merger or amalgamation or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.1(D) hereof;

(vi)	(u) upon the filing of all PPSA financing statements naming each Grantor as “debtor” and the Canadian Agent as “secured party” and describing the

Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) hereof and other filings delivered by each Grantor, (v) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt, and (w) upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights in the applicable intellectual property registries, including the Canadian Intellectual Property Office, the security interests granted to the Canadian Agent hereunder constitute valid and perfected first priority Liens (subject in the case of priority only to Permitted Liens) on all of the Collateral subject to such grant;
(vii)	other than the financing statements filed in favor of the Canadian Agent, no effective PPSA financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Canadian Agent for filing and (y) financing statements filed in connection with Permitted Liens;

(viii)	other than the financing statements to be filed in favor of the Canadian Agent or any other actions, filing or notices to be consummated after the Closing Date pursuant to Section 5.14 of the Credit Agreement with respect to the Collateral, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Canadian Agent hereunder or (ii) the exercise by Canadian Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

(ix)	all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(x)	none of the Collateral constitutes, or is the Proceeds of, minerals, hydrocarbons or the like to be extracted or timber to be cut, growing crops or the unborn young of animals; and

(xi)	such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not filed any documents of continuance in any other jurisdiction.
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Notwithstanding anything herein to the contrary, all representations and warranties contained in this Agreement to be made by a Grantor on any Annual

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Reporting Date shall be deemed for purposes of Section 3.2(a)(iii) of the Credit Agreement as if made on the most recent Annual Reporting Date (or if no Annual Reporting Date has occurred, then as of the Closing Date) and shall not be brought down and made as of any Credit Date to the extent such Credit Date is not the Closing Date or an Annual Reporting Date.
(b)	Covenants and Agreements. Each Grantor hereby covenants and agrees that:
(i)	except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(ii)	it shall not produce, use or permit to its knowledge any Collateral to be used in violation of any provision of this Agreement or in any material respect unlawfully or in violation of any applicable statute, regulation, decree, order or ordinance or any policy of insurance covering the Collateral;

(iii)	it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, amalgamation, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization or unless it shall have (a) notified the Canadian Agent in writing, by executing and delivering to the Canadian Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least fifteen (15) days prior to any such change or establishment (unless the Canadian Agent consents to a shorter period or notice after the fact), identifying such new proposed name, identity, corporate structure, jurisdiction of organization and providing such other information in connection therewith as the Canadian Agent may reasonably request and (b) taken all actions reasonably requested by the Canadian Agent to maintain the continuous validity, perfection and the same or better priority of the Canadian Agent’s security interest in the Collateral intended to be granted and agreed to hereby;

(iv)	if the Canadian Agent or any Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, it shall use such value for such purposes and such Grantor further agrees that repayment of any Obligation shall apply on a “first-in, first-out” basis so that the portion of the value used to acquire rights in any Collateral shall be paid in the chronological order such Grantor acquired rights therein;

(v)	it shall not take or permit any action which could reasonably be expected to materially impair the Canadian Agent’s rights in the Collateral other than Permitted Sales and the granting of Permitted Liens; and

(vi)	it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as Permitted Sales and the granting of Permitted Liens.

4.2 Equipment and Inventory
(a)	Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Annual Reporting Date, that:
(i)	substantially all material Equipment and Inventory included in the Collateral was kept in the possession of salesmen, processors or repairmen in transit or in the ordinary course of business provided that with respect to consignee arrangements with the Grantors’ customers, the Grantors shall specify locations by client (not by location).
(b)	Covenants and Agreements. Each Grantor covenants and agrees that:
(i)	it shall (A) notify the Canadian Agent in writing, contemporaneously with the delivery of the annual financial statements under Section 5.1(c) of the Credit Agreement and at such other times as the Canadian Agent may reasonably request by executing and delivering to the Canadian Agent the annual collateral verification required by Section 5.1(o) of the Credit Agreement or an amendment or supplement to Schedule 4.2, as applicable, of any Document of Title evidencing any Equipment and Inventory and (B) take all actions necessary to maintain the continuous validity, perfection and the same or better priority of the Canadian Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Canadian Agent to exercise and enforce its rights and remedies hereunder, with respect to such Document of Title, Equipment and Inventory;

(ii)	it shall keep correct and accurate records of the Inventory, as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event in conformity with GAAP;

(iii)	it shall not deliver any Document of Title evidencing any Equipment and Inventory to any Person other than the issuer of such Document of Title to claim the Goods evidenced therefor or the Canadian Agent;

(iv)	if any Equipment or Inventory (other than Inventory covered by clause (vii)) with a value in excess of Canadian Dollars $600,000 individually or Canadian Dollars $5,000,000 in the aggregate is in possession or control of any third party for a period of more than 30 days, each Grantor shall notify the Canadian Agent thereof no later than the next Quarterly Reporting Date and thereafter, upon reasonable request by the Canadian Agent, each Grantor shall join with the Canadian Agent in notifying the third party of the Canadian Agent’s security interest and use commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Canadian Agent; provided that such notification and acknowledgment shall not be required to the extent prohibited by a bona fide Contractual Obligation of such Grantor and such Contractual Obligation was not entered into in contemplation of these requirements;
(v)	with respect to any item of Equipment in excess of Canadian Dollars $600,000 individually or Canadian Dollars $5,000,000 in the aggregate which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Canadian Agent, (A) provide information with respect to any such Equipment, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Canadian Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby;

(vi)	it shall notify the Canadian Agent no later than the next Quarterly Reporting Date of any Inventory or Equipment in excess of Canadian Dollars $600,000 individually or Canadian Dollars $5,000,000 in the aggregate coming in the possession of an issuer of a Document of Title therefore; and

(vii)	if any Inventory in excess of Canadian Dollars $10,000,000 in the aggregate with respect to any one customer of a Grantor or Canadian Dollars $25,000,000 in the aggregate with respect to all customers of the Grantors is held by such customer or customers pursuant to a consignment or sale or return arrangement, promptly notify the Canadian Agent of such arrangement and to the extent requested by the Canadian Agent, take such actions as are necessary to perfect the Grantor’s Lien on such Inventory.
4.3 Receivables
(a)	Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:
(i)	each Material Receivable arose from bona fide transactions in the ordinary course of business;

(ii)	none of the Account Debtors in respect of any Material Receivable is the government of the United States, Canada, any agency or instrumentality thereof, any state, province, territory or municipality or any foreign sovereign; and

(iii)	no Material Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Canadian Agent to the extent required by, and in accordance with Section 4.3(c).
(b)	Covenants and Agreements: Each Grantor hereby covenants and agrees that:
(i)	it shall keep and maintain at its own cost and expense accurate and complete records of the Receivables, as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar businesses, and in any event in conformity with GAAP;

(ii)	other than in the ordinary course of business and except as otherwise provided in subsection (iii) below, upon the occurrence and during the continuation of an Event of Default, such Grantor shall not (v) amend, modify, terminate or waive any provision of any Receivable in excess of Canadian Dollars $600,000 individually for any invoice or Canadian Dollars $5,000,000 in the aggregate for any account (“Material Receivables”) in any manner which could reasonably be expected to have a material adverse effect on the value of such Material Receivable as Collateral, (w) grant any extension or renewal of the time of payment of any Material Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Material Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

(iii)	except as otherwise provided in this subsection, each Grantor may continue to collect all amounts due or to become due to such Grantor under the Receivables and may exercise each right it may have under any Receivable or Collateral Support, in each case, at its own expense; provided, however, at any time following the occurrence and during the continuation of an Event of Default, the Canadian Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Canadian Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Canadian Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Canadian Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith promptly deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Canadian Agent if required, in the Collateral Account maintained under the sole dominion and control of the Canadian Agent, and until so turned over, all amounts and proceeds (including checks and other instruments)

received by such Grantor in respect of the Receivables or Collateral Support shall be received for the benefit of the Canadian Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Material Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon;
(iv)	except as it shall determine otherwise in the ordinary course of business, it shall use its commercially reasonable efforts to keep in full force and effect any Collateral Support relating to any Material Receivable; and

(v)	it shall notify the Canadian Agent in writing the next Quarterly Reporting Date following receipt of any Material Receivable in respect of which the Account Debtor is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign.
(c)	Delivery and Control of Receivables. With respect to any Material Receivables that is evidenced by, or constitutes, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Canadian Agent (or its agent or designee) appropriately indorsed to the Canadian Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, such Grantor acquiring rights therein. Any Material Receivable not otherwise required to be delivered or subjected to the control of the Canadian Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon request of the Canadian Agent.
4.4 Investment Related Property; Investment Related Property Generally
(a)	Covenants and Agreements. Each Grantor hereby covenants and agrees that:
(i)	in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Canadian Agent, no less frequently than on an annual basis or as otherwise expressly required by the Credit Agreement, a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Canadian Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;

(ii)	except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, amalgamation, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly take all steps reasonably requested by the Canadian Agent to ensure the validity, perfection, priority and, if applicable, control of the Canadian Agent over such Investment Related Property (including, without limitation, delivery thereof to the Canadian Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property for the benefit of the Canadian Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Canadian Agent authorizes each Grantor to retain all cash dividends and distributions and all payments of interest;
(iii)	each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to the Canadian Agent.
(b)	Delivery and Control.
(i)	Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4(b) on or before the Closing Date (or such other time period as specified in the Credit Agreement) and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4(b) no later than the next Quarterly Reporting Date after acquiring rights therein, in each case in form and substance reasonably satisfactory to the Canadian Agent. With respect to any Investment Related Property that is represented by a certificate or that is an Instrument it shall cause such certificate or Instrument to be delivered to the Canadian Agent, indorsed in blank.
(c)	Voting and Distributions.
(i)	So long as no Event of Default shall have occurred and be continuing and no notice shall have been given pursuant to clause (ii) below:
(1)	except as otherwise provided under the covenants and agreements relating to investment related property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent in any material respect with the terms of this Agreement or the Credit Agreement; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 4.4(c)(i)(1), and no notice of any such voting or consent need be given to the Canadian Agent; and
(2)	the Canadian Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;
(ii)	Upon either delivery by any Grantor to the Canadian Agent of written notice that an Event of Default has occurred and is continuing, or delivery by the Canadian Agent or the Administrative Agent to Grantor of written notice that the Event of Default exists:
(A)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall upon notice to such Grantor by the Canadian Agent, cease and all such rights shall thereupon become vested in the Canadian Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)	in order to permit the Canadian Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Canadian Agent all proxies, dividend payment orders and other instruments as the Canadian Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Canadian Agent may utilize the power of attorney set forth in Section 6.1.
4.5 Pledged Equity Interests
(a)	Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and (x) with respect to clauses (iii) and (iv) below, on each Credit Date and (y) with respect to all other clauses below, on each Annual Reporting Date, that:
(i)	Schedule 4.4(A) sets forth under the headings “Pledged Stock”, “Pledged Partnership Interests” and “Pledged Trust Interests” respectively, all of the

Pledged Stock, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule, all of which is true, accurate and complete as of the Closing Date or thereafter, as of the Annual Reporting Date;
(ii)	except as set forth on Schedule 4.4(B), it has not acquired any majority equity interests of another entity or substantially all the assets of another entity within the five (5) years prior to the Closing Date;

(iii)	it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, unitholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iv)	no material consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder, unitholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status (subject to Permitted Liens) of the security interest of the Canadian Agent in any Pledged Equity Interests or the exercise by the Canadian Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(v)	except as otherwise set forth in Schedule 4.4 hereto, none of the Pledged Partnership Interests issued by any Grantor or any Subsidiary thereof are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets.
(b)	Covenants and Agreements. Each Grantor hereby covenants and agrees that:
(i)	other than as permitted under the Credit Agreement, without the prior written consent of the Canadian Agent (which shall not be unreasonably withheld), it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that adversely affects the validity, perfection or priority of the Canadian Agent’s security interest except for Permitted Liens and Permitted Sales, (b) permit any issuer of any Pledged Equity Interest that is a Grantor or a Subsidiary thereof to issue any additional stock, units, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer unless such stock or interests is pledged hereunder, (c) permit any issuer of any Pledged Equity Interest that is a Subsidiary to dispose of all or a material portion of their assets, (d) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt that would individually or in the aggregate cause a Material Adverse Effect, or (e) cause any Subsidiary of Holdings that is an issuer of any Pledged Partnership Interests which are not securities (for purposes of the PPSA) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests to be treated as securities for purposes of the PPSA unless such Grantor notifies the Canadian Agent in writing prior to any such election or action and, in such event, takes all steps reasonably requested by the Canadian Agent to establish the Canadian Agent’s “control” thereof;
(ii)	each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Canadian Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest to the Canadian Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Canadian Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto; and

(iii)	it shall notify the Canadian Agent in writing, by executing and delivering to the Canadian Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, promptly if any issuer of Pledged Partnership Interests that is a Grantor or a Subsidiary thereof has not opted for such Pledged Partnership Interests to be treated as securities under the personal property security legislation of any jurisdiction.
4.6 Pledged Debt
(a)	Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Annual Reporting Date, that:
(i)	Schedule 4.4 sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor as of the Closing Date or thereafter, as of the Annual Reporting Date and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding inter-company Indebtedness.
4.7 Further Assurances Respecting Investment Related Property
     If any issuer of any Investment Related Property is located in a jurisdiction outside of Canada, if requested by the Canadian Agent, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be reasonably requested by the Canadian Agent, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Canadian Agent. Upon the occurrence and during the continuance of an Event of Default, the Canadian Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, the Canadian Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.
4.8 Material Contracts
     Each Grantor hereby covenants and agrees that in addition to any rights under the Section of this Agreement relating to Receivables, upon the occurrence and during the continuation of an Event of Default, the Canadian Agent may at any time notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Canadian Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Canadian Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the counterparty to make all payments under the Material Contracts directly to the Canadian Agent.
4.9 Letter of Credit Rights
(a)	Representations and Warranties. Each Grantor hereby represents and warrants, that:
(i)	all material letters of credit to which such Grantor has rights as of the Closing Date and as of each Annual Reporting Date, are listed on Schedule 4.6; and

(ii)	as of each Credit Date, it has obtained the consent of each issuer of any material letter of credit to the assignment of the proceeds of the letter of credit to the Canadian Agent.
(b)	Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any material letter of credit hereafter arising it shall promptly and in any event within sixty (60) days (or such extended period of time as agreed to by the Canadian Agent) of its obtaining rights in such material letter of credit rights obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Canadian Agent and shall deliver to the Canadian Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.
4.10 Intellectual Property
(a)	Representations and Warranties. Except as disclosed in Schedule 4.10(H), each Grantor hereby represents and warrants, on the Closing Date and (x) with respect to clauses (ii) – (ix) below on each Credit Date and (y) with respect to clauses (i) and (x) below, on each Annual Reporting Date, that:

(i)	Schedule 4.10 sets forth a true and complete list of (i) all Canadian registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (ii) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses material to the business of such Grantor as of the Closing Date or thereafter, as of the Annual Reporting Date;

(ii)	it is the owner of the right, title, and interest in and to all material Intellectual Property that it purports to own, and owns or has the valid right to use all other material Intellectual Property, in each case as used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens, the licenses set forth on Schedule 4.10(B), (D), (F) and (G) and other licenses or sub-licenses entered into in the ordinary course of business;

(iii)	each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of material Intellectual Property in full force and effect;

(iv)	(A) to such Grantor’s knowledge all material Intellectual Property is valid and enforceable and (B) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of such Grantor’s right to register, or such Grantor’s rights to own or use, any material Intellectual Property and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened;

(v)	all registrations and applications for material Copyrights, Patents and Trademarks purported to be owned by any Grantor are standing in the name of each Grantor, and none of the material Trademarks, Patents, Copyrights or Trade Secret Collateral has been licensed by any Grantor to any affiliate or third party, except as disclosed on Schedule 4.10 (B), (D), (F) and (G) as of the Closing Date or, with respect to licenses entered into after the Closing Date, to the Canadian Agent on the next Quarterly Reporting Date;

(vi)	except as would not have a Material Adverse Effect, each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken all action reasonably necessary to insure that all licensees of the Trademark Collateral owned by such Grantor use such adequate standards of quality;

(vii)	to such Grantor’s knowledge, the conduct of such Grantor’s business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or similar intellectual property right owned or controlled by a third party in a manner reasonably likely to result in a Material Adverse Effect; no written claim has been received by such Grantor that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party that could reasonably be expected to result in a Material Adverse Effect;
(viii)	to each Grantor’s knowledge, no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned or used by such Grantor, or any of its respective licensees in a manner reasonably likely to result in a Material Adverse Effect;

(ix)	no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that adversely effect Grantor’s rights to own or use any Intellectual Property in a manner reasonably likely to result in a Material Adverse Effect; and

(x)	except as permitted under the Credit Agreement, each Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property disclosed on Schedule 4.10 (A), (B), (C), (D), (E), (F) or (G) that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any material part of the Intellectual Property, other than the financing statements filed in favor of the Canadian Agent or as otherwise disclosed on Schedule 4.10.
(b)	Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:
(i)	it shall not do any act or omit to do any commercially reasonable act whereby any of the Intellectual Property which in its reasonable judgment is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii)	it shall not, with respect to any Trademarks which are material to the business of any Grantor, as determined in its reasonable judgment, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps reasonably necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii)	it shall, within sixty (60) days following the creation or acquisition of any Copyrightable work which is material to the business of Grantor, apply to register the Copyright in the Canadian Intellectual Property Office except for works with respect to which the Grantor has determined with the exercise of its commercially reasonable judgment that it shall not so apply;
(iv)	it shall promptly notify the Canadian Agent if it knows that any item of the Intellectual Property that in its reasonable judgment is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the Canadian Intellectual Property Office, or any court, except as would not have a Material Adverse Effect;

(v)	it shall take all reasonable steps in the Canadian Intellectual Property Office, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 4.10 (A), (C) and (E) (as each may be amended or supplemented from time to time), except as would not have a Material Adverse Effect;

(vi)	in the event that any Intellectual Property owned by or exclusively licensed to any Grantor that in its reasonable judgment is material to the business of such Grantor is, to such Grantor’s knowledge, infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property (except for such works in respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not take any action);

(vii)	on the Quarterly Reporting Date after a filing or registration described in clause (i) or (ii) takes place, it shall promptly (but in no event more than thirty (30) days after any Grantor obtains knowledge thereof) report to the Canadian Agent (i) the filing of any application to register any material Intellectual Property with the Canadian Intellectual Property Office, or provincial or territorial registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Canadian Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

(viii)	it shall, promptly upon the reasonable request of the Canadian Agent, execute and deliver to the Canadian Agent any document required to acknowledge, confirm, register, record, or perfect the Canadian Agent’s interest in any part of the Intellectual Property, whether now owned or hereafter acquired;

(ix)	except with the prior consent of the Canadian Agent (not to be unreasonably withheld) or with respect to Permitted Liens, each Grantor shall not execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Canadian Agent and each Grantor shall not license, grant any option, or create or suffer to exist any Lien upon or with respect to the material Intellectual Property, except for (A) the Liens created by and under this Agreement and the other Credit Documents and (B) licenses entered into in the ordinary course of business of such Grantor;

(x)	it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any Material Contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts, provided that this shall not apply to standard form contracts entered into in the ordinary course of business;

(xi)	it shall use proper statutory notice in connection with its use of any Patent, except where the failure to do so would not have a Material Adverse Effect; and

(xii)	unless otherwise determined in the exercise of business judgment, it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the material Intellectual Property or any portion thereof. Following the occurrence and during the continuance of an Event of Default, in connection with such collections, each Grantor may take (and, at the Canadian Agent’s reasonable direction, shall take) such action as such Grantor or the Canadian Agent may deem reasonably necessary to enforce collection of such amounts. Notwithstanding the foregoing, the Canadian Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.
SECTION 5
FURTHER ASSURANCES; ADDITIONAL GRANTORS
5.1 Further Assurances
(a)	Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that the Canadian Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Canadian Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:
(i)	file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as the Canadian Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby; and

(ii)	take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the Canadian Intellectual Property Office.
(b)	Each Grantor hereby authorizes the Canadian Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Canadian Agent may determine, in its sole discretion, are necessary to perfect the security interest granted to the Canadian Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Canadian Agent may determine, in its sole discretion, is necessary, to ensure the perfection of the security interest in the Collateral granted to the Canadian Agent herein, including, without limitation, describing such property as “all assets” or “all personal property”, whether now owned or hereafter acquired.

(c)	Each Grantor hereby authorizes the Canadian Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.10 to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.
5.2 Additional Grantors
     From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to the Canadian Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Canadian Agent not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6
CANADIAN AGENT APPOINTED ATTORNEY-IN-FACT
6.1 Power of Attorney
     To the extent permitted by applicable law, each Grantor hereby irrevocably appoints the Canadian Agent (such appointment being made for consideration and coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Canadian Agent or otherwise, from time to time, to take any of the following actions:
(a)	upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Canadian Agent pursuant to the Credit Agreement;

(b)	upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)	upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)	upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Canadian Agent may reasonably request for the collection of any of the Collateral or otherwise to enforce the rights of the Canadian Agent with respect to any of the Collateral;

(e)	to prepare and file any PPSA financing statements and any amendments thereto against such Grantor as debtor;

(f)	to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g)	upon the occurrence and during the continuance of an Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Canadian Agent in its sole discretion, any such payments made by the Canadian Agent to become obligations of such Grantor to the Canadian Agent, due and payable immediately without demand; and

(h)	upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, hypothecate, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Canadian Agent were the absolute owner thereof for all purposes, and to do, at the Canadian Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Canadian Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Canadian Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2	No Duty on the Part of Canadian Agent or Secured Parties
     The powers conferred on the Canadian Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Canadian Agent or any Secured Party to exercise any such powers. The Canadian Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.
SECTION 7
REMEDIES

7.1	Generally
(a)	If any Event of Default shall have occurred and be continuing, the Canadian Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Canadian Agent on default under the PPSA to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may to the fullest extent permitted by applicable law pursue any of the following separately, successively or simultaneously:
(i)	require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Canadian Agent forthwith, assemble all or part of the Collateral as directed by the Canadian Agent and make it available to the Canadian Agent at a place to be designated by the Canadian Agent that is reasonably convenient to both parties;

(ii)	enter onto the property owned or leased by any Grantor where any Collateral is located and take possession thereof with or without judicial process;

(iii)	prior to the disposition of the Collateral, store the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Canadian Agent deems appropriate; and

(iv)	without notice except as specified below or under the PPSA, sell, assign, lease, license, sub-license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Canadian Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Canadian Agent may deem commercially reasonable.
(b)	The Canadian Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the PPSA and the Canadian Agent, as Canadian Agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the PPSA, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Canadian Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Canadian Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Canadian Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Canadian Agent to dispose of the Collateral or any portion thereof by using Internet, intranet or extranet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives (to the fullest extent permitted by applicable law) any claims against the Canadian Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Canadian Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable fees of any attorneys employed by the Canadian Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Canadian Agent, that the Canadian Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives (to the fullest extent permitted by applicable law) and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Canadian Agent hereunder.
(c)	The Canadian Agent may sell the Collateral without giving any warranties as to the Collateral. The Canadian Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)	The Canadian Agent shall have no obligation to marshal any of the Collateral.

(e)	The Canadian Agent may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer, employee, agent or other representative of the Canadian Agent or not, to be a receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and/or manager and any permutation thereof) of any Collateral of any Grantor (including any interest, income, profits or Proceeds therefrom) and may remove any Receiver so appointed and appoint another in his/her/their stead. Any such Receiver shall, so far as concerns responsibility for his/her/their acts, be deemed the agent of any Grantor and not the Canadian Agent, and Canadian Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her/their servants, agents, employees or other representatives. Subject to the provisions of the instrument appointing such Receiver, any such Receiver shall have the power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of any Grantor and to sell, lease, licence, sub-licence or otherwise dispose of or concur in selling, leasing, licensing, sub-licensing or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including such Grantor, enter upon, use and occupy all premises owned or occupied by such Grantor wherein the Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on such Grantor’s business or as security for loans or advances to enable the Receiver to carry on such Grantor’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by any Grantor, all money received from time to time by such Receiver in carrying out his/her/their appointment shall be received in trust for and paid over to the Canadian Agent. Every such Receiver may, in the discretion of the Canadian Agent, be vested with all or any of the rights and powers of the Canadian Agent. The Canadian Agent, may, either directly or through its agents or nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this Section.

7.2	Application of Proceeds
     All proceeds received by the Canadian Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the

Canadian Agent against, the Secured Obligations in accordance with the terms of the Credit Agreement.

7.3	Sales on Credit
     If the Canadian Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by the Canadian Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Canadian Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4	Investment Related Property
     Each Grantor recognizes that, by reason of certain prohibitions contained in applicable securities laws, the Canadian Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under such securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under applicable securities laws) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Canadian Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under applicable securities laws, even if such issuer would, or should, agree to so register it. If the Canadian Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Canadian Agent all such information as the Canadian Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Canadian Agent in exempt transactions under applicable securities laws.

7.5	Intellectual Property
(a)	Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:
(i)	the Canadian Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Canadian Agent or otherwise, in the Canadian Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Canadian Agent, do any and all lawful acts and execute any and all documents required by the Canadian Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Canadian Agent as provided in the Credit Agreement hereof in connection with the exercise of its rights under this

Section, and, to the extent that the Canadian Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property that is material to the business by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation; and
(ii)	the Canadian Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Canadian Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;
(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received for the benefit of the Canadian Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Canadian Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.6 hereof; and

(2)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
(b)	If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Canadian Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Canadian Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Canadian Agent as aforesaid, subject to any disposition thereof that may have been made by the Canadian Agent; provided, after giving effect to such reassignment, the Canadian Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Canadian Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Canadian Agent and the Secured Parties.
(c)	Solely for the purpose of enabling the Canadian Agent to exercise rights and remedies under this Section 7 and at such time as the Canadian Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Canadian Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.6	Cash Proceeds
     Any proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items received by the Canadian Agent (i) if no Event of Default shall have occurred and be continuing, shall be turned over to the Grantor and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Canadian Agent, (A) be held by the Canadian Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Canadian Agent against the Secured Obligations then due and owing.
SECTION 8
CANADIAN AGENT
     The Canadian Agent has been appointed to act as the Canadian Agent hereunder by the Canadian Lenders and, by their acceptance of the benefits hereof, the other Canadian Secured Parties. The Canadian Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Canadian Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Canadian Secured Party that all rights and remedies hereunder may be exercised solely by the Canadian Agent for the benefit of Canadian Secured Parties in accordance with the terms of this Section. The Canadian Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Canadian Lenders and the Grantors, and the Canadian Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and the Canadian Agent signed by the Requisite Lenders holding more than 50% of the outstanding Commitments under the Credit Agreement. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Canadian Agent, following receipt of the Grantors’ consent (which shall not be unreasonably withheld or delayed and which shall not be required while an Event of Default exists), to appoint a successor Canadian Agent. Upon the acceptance of any appointment as Canadian Agent hereunder by a successor Canadian Agent, that successor Canadian Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Canadian Agent under this Agreement, and the retiring or removed Canadian Agent under this Agreement shall promptly (i) transfer to such successor Canadian Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Canadian Agent under this Agreement, and (ii) execute and deliver to such successor Canadian Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Canadian Agent of the security interests created hereunder, whereupon such retiring or removed Canadian Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Canadian Agent’s resignation or removal hereunder as the Canadian Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Canadian Agent hereunder.
SECTION 9
CONTINUING SECURITY INTEREST; TRANSFER OF LOANS
     This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Canadian Agent hereunder, to the benefit of the Canadian Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than unmatured indemnification obligations), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Canadian Agent shall, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.
SECTION 10
STANDARD OF CARE; CANADIAN AGENT MAY PERFORM
     The powers conferred on the Canadian Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Canadian Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Canadian Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Canadian Agent accords its own property. Neither the Canadian Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Canadian Agent may itself perform, or cause performance of, such agreement, and the expenses of the Canadian Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.
SECTION 11
MISCELLANEOUS
     Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Canadian Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Canadian Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Canadian Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Canadian Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     The parties hereto declare that they require that this Agreement and any related documents be drawn up and executed in English only; les parties soussignées déclarent qu’elles exigent que cet acte et tous les documents s’y rattachant soient rédigés en anglais seulement.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, PROVIDED THAT THE PLEDGE AND HYPOTHECATION GRANTED UNDER SECTION 2.1 ABOVE AND PERFECTION UNDER SECTION 2.4 ABOVE SHALL ONLY BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF QUEBEC IN ORDER TO CREATE A VALID LIEN, PLEDGE AND HYPOTHEC WITH RESPECT TO INVESTMENT RELATED PROPERTY UNDER THE CIVIL CODE OF QUEBEC.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Grantor and the Canadian Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

RIDDELL, INC.
ALL AMERICAN SPORTS CORPORATION
ALL AMERICAN SPORTS (CANADA) LTD.
MACMARK CORPORATION
RIDMARK CORPORATION
BELL SPORTS, INC.
BELL SPORTS CANADA, INC.
EASTON SPORTS, INC.
CDT NEVADA, INC.
EASTON SPORTS CANADA, INC.
4078624 CANADA, INC.

Per:	/s/ Mark Tripp
Name: Mark Tripp
Title: Secretary of each of the foregoing

WACHOVIA CAPITAL FINANCE
CORPORATION (CANADA),
as the Canadian Agent

Per:	/s/ Enza Agosta
Name: Enza Agosta
Title: Vice President

SCHEDULE 4.1
TO PLEDGE AND SECURITY AGREEMENT
GENERAL INFORMATION
(A)	Full Legal Name, French Form of Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Chief
Executive
Office/Sole
Place of
Business (or
Full Legal			Residence if
Name/French	Type of	Jurisdiction of	Grantor is a	Organization
Form of Name	Organization	Organization	Natural Person)	I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Grantor	Date of Change	Description of Change

     (D) Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Description of Agreement

(E)	Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

SCHEDULE 4.2
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Location of Equipment and Inventory

SCHEDULE 4.4
TO PLEDGE AND SECURITY AGREEMENT
INVESTMENT RELATED PROPERTY
(A) Pledged Stock:

% of
		Class		Stock		No. of	Outstanding
	Stock	of		Certificate	Par	Pledged	Stock of the
Grantor	Issuer	Stock	Certificated(Y/N)	No.	Value	Stock	Stock Issuer

Pledged Partnership Interests:

% of
		Type of			Outstanding
		Partnership			Partnership
		Interests			Interests of
		(e.g., general	Certificated	Certificate	the
Grantor	Partnership	or limited)	(Y/N)	No. (if any)	Partnership

Pledged Trust Interests:

% of
Outstanding
		Class of			Trust
		Trust	Certificated	Certificate	Interests of
Grantor	Trust	Interests	(Y/N)	No. (if any)	the Trust

Pledged Debt:

		Original	Outstanding
		Principal	Principal		Maturity
Grantor	Issuer	Amount	Balance	Issue Date	Date

(B)

Name of Grantor	Date of Acquisition	Description of Acquisition

SCHEDULE 4.6
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Description of Letters of Credit

SCHEDULE 4.10
TO PLEDGE AND SECURITY AGREEMENT
INTELLECTUAL PROPERTY
(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Exceptions

EXHIBIT A
TO PLEDGE AND SECURITY AGREEMENT
PLEDGE SUPPLEMENT
     This PLEDGE SUPPLEMENT, dated [MONTH] [DAY], [YEAR], is delivered by [NAME OF GRANTOR] a [NAME OF JURISDICTION WHERE ORGANIZATION IS REGISTERED] [TYPE OF ORGANIZATION] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of March [DAY], 2006 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among EASTON-BELL SPORTS, INC., the other Grantors named therein, and WACHOVIA CAPITAL FINANCE CORPORATION (CANADA), as the Canadian Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.
     The Grantor hereby confirms the grant to the Canadian Agent set forth in the Security Agreement of, and does hereby grant to the Canadian Agent, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. The Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.
     IN WITNESS WHEREOF, the Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [MONTH] [DAY], [YEAR].

[NAME OF GRANTOR]

By:
Name:
Title:

SUPPLEMENT TO SCHEDULE 4.1
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:
(A)	Full Legal Name, French Form of Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Chief Executive
Office/Sole Place
of Business (or
Full Legal			Residence if
Name/French	Type of	Jurisdiction of	Grantor is a	Organization
Form of Name	Organization	Organization	Natural Person)	I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Grantor	Date of Change	Description of Change

     (D) Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Description of Agreement

     (E) Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

SUPPLEMENT TO SCHEDULE 4.2
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:

Name of Grantor	Location of Equipment and Inventory

SUPPLEMENT TO SCHEDULE 4.4
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:
(A)
Pledged Stock:
Pledged Partnership Interests:
Pledged Trust Interests:
Pledged Debt:

SUPPLEMENT TO SCHEDULE 4.6
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:

Name of Grantor	Description of Letters of Credit

SUPPLEMENT TO SCHEDULE 4.10
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:
(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Exceptions